Exhibit 99.1

Tucows Announces $20 Million Stock Buyback Program

TORONTO, February 11, 2015 - Tucows Inc. (NASDAQ:TCX, TSX:TC) today announced that its Board of Directors has approved a stock buyback program to repurchase from time to time up to $20 million of its common stock in the open market. Purchases will be made exclusively through the facilities of the NASDAQ Capital Market. The stock buyback program will commence February 16, 2015 and will terminate on or before February 15, 2016.

All shares purchased by Tucows under the stock buyback program will be retired and returned to treasury.

The timing and exact number of common shares purchased will be at Tucows’ discretion and will depend on available cash and market conditions. Tucows may suspend or discontinue the repurchases at any time, including in the event Tucows would be deemed to be making an acquisition of its own shares under Rule 13e-3 of the Securities Exchange Act of 1934, as amended. Subject to applicable securities laws and stock exchange rules, all purchases will occur through the open market and may be in large block purchases. Tucows does not intend to purchase its shares from its management team or other insiders.

The purchase will be funded from available working capital and existing credit facilities. As of February 10, 2015, Tucows had 11,186,028 common shares outstanding.

NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.

About Tucows

Tucows is a provider of network access, domain name and other Internet services. Ting (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. OpenSRS (http://opensrs.com) manages over 13 million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This news release contains, in addition to historical information, forward-looking statements related to the proposed stock buyback program, including the timing, manner and total number of shares to be purchased under the proposed stock buyback program. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, which could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and except to the extent Tucows may be required to update such information under any applicable securities laws, Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:
Lawrence Chamberlain
TMX Equicom
(416) 815-0700 ext. 257
lchamberlain@tmxequicom.com